Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Selective Insurance Group, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3, dated August 11, 2006 of Selective Insurance Group, Inc. of our reports dated February 28, 2006, with respect to the consolidated balance sheets of Selective Insurance Group, Inc. and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Selective Insurance Group, Inc. Our report on the financial statements refers to a change in the method of accounting for share-based payments.

/s/ KPMG LLP

New York, New York

August 11, 2006